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                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                  (in millions)

                                                                           For the Years Ended December 31,
                                                             ------------------------------------------------------------
                                                               2003         2002         2001         2000         1999
                                                             --------     --------     --------     --------     --------
Earnings
Income/(loss) before income taxes, minority interest and     $(1,150)     $  (117)     $  (169)     $   439      $ 1,172
     change in accounting
Earnings of non-consolidated affiliates                          (55)         (44)         (24)         (56)         (47)
Cash dividends received from non-consolidated affiliates          35           16           12           17           24
Fixed charges                                                    126          139          174          215          173
Capitalized interest, net of amortization                          3            1           (2)          (3)          (1)
                                                             -------      -------      -------      -------      -------
     Earnings                                                $(1,041)     $    (5)     $    (9)     $   612      $ 1,321
                                                             =======      =======      =======      =======      =======

Fixed Charges
Interest and related charges on debt                         $    97      $   109      $   139      $   176      $   149
Portion of rental expense deemed to be interest                   29           30           35           39           24
                                                             -------      -------      -------      -------      -------
     Fixed charges                                           $   126      $   139      $   174      $   215      $   173
                                                             =======      =======      =======      =======      =======

Ratios
Ratio of earnings to fixed charges*                              N/A          N/A          N/A          2.8          7.6

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* For the years ended December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by $1,167 million, $144 million and $183 million, respectively, resulting in a ratio of less than one.